Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Kori Doherty
AspenTech	ICR
+1 781-221-5273	+1 617-956-6730
david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Selected Preliminary Financial Results for the Third Quarter of Fiscal Year 2009

Burlington, Mass. – May 15, 2009 – Aspen Technology, Inc. (OTC: AZPN.PK), a leading provider of software and services to the process industries, today announced selected preliminary financial results for the third quarter of fiscal year 2009, ended March 31, 2009.

Mark Fusco, Chief Executive Officer of AspenTech, said “During the third quarter, the company’s renewal rates and overall deal flow were solid.  However, several of the largest transactions we were pursuing did not close during the quarter, which combined with the difficult economic environment, led to down year-over-year license bookings of approximately $41 million.”

Fusco added, “During the quarter we closed 27 license transactions between $250,000 and $1 million, which was an increase of 35% year-over-year and 29% sequentially.  In addition, we closed 9 license transactions of greater than $1 million during the third quarter, which was generally consistent with both the year ago quarter and the second quarter of fiscal 2009.  Our average deal size of over $490,000 in the third quarter was lower than the over $650,000 level in the year ago quarter and reflected the absence of larger multi-seven figure transactions in the current period.”

Fusco concluded, “Many of AspenTech’s process manufacturing customers are facing increased economic pressures, and it remains unclear how this may ultimately impact our business.  Interest levels in our aspenONE suite of solutions remain very high and we continue to believe that AspenTech is well positioned as a result of our proven ROI, unique value proposition and long-standing customer relationships with recurring term-based contracts.  We believe our focus on running highly efficient operations and further strengthening the overall financial profile of the company will benefit AspenTech over the long term.”

The Company’s cash balance at March 31, 2009 was approximately $127 million, an increase compared to approximately $123 million at the end of the second quarter of fiscal 2009.  The company did not sell any installments receivable during the third quarter of fiscal 2009, and it reduced its total secured borrowings balance by approximately $15 million, bringing the nine month fiscal year-to-date reduction to approximately $35 million.  This is consistent with the company’s plan to build a subscription cash flow model and improve its balance sheet.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, May 15, 2009, at 8:00 am (Eastern Time) to discuss the Company’s selected preliminary financial results, business outlook, and related corporate and financial matters.

The live dial-in number is (877) 239-3024, conference ID code 98997560. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code 98997560 through May 22, 2009.

About AspenTech

AspenTech is a leading global supplier of software that optimizes process manufacturing – including oil and gas, petroleum, chemicals, pharmaceuticals and other industries that manufacture and produce products from a chemical process.  With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations.  As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient.  To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2009 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward Looking Statements This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: fluctuations in AspenTech’s quarterly revenues, operating results and cash flow; difficulty in predicting quarterly revenue levels and operating results due to AspenTech’s lengthy sales cycle; economic downturn in the highly cyclical oil and gas, chemicals, petrochemicals and petroleum industries from which AspenTech derives a majority of its total revenues; substantial damages and expenses AspenTech might incur as the result of securities and derivative litigation and government investigations based on AspenTech’s restatement of its consolidated financial statements due to AspenTech’s prior software accounting practices; a determination that AspenTech has failed to comply with its existing consent decree with the Federal Trade Commission; failure to remedy effectively material weaknesses identified by AspenTech in its internal control over financial reporting; risks associated with the delisting of AspenTech’s common stock from The NASDAQ Stock Market; failure to manage international operations effectively, or failure to address the challenges associated with transacting business internationally; competition from software offered by current competitors and new market entrants, as well as from internally developed solutions; failure to develop new software products or enhance existing products and services; new accounting standards or interpretations of existing accounting standards that could adversely affect AspenTech’s operating results; failure to develop or maintain strategic alliance relationships; failure to raise capital when needed; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Source: Aspen Technology, Inc.